Exhibit 99.1

3033 Campus Drive	Tel 800-918-8270
Suite E490	Fax 763-577-2986
Plymouth, MN 55441
www.mosaicco.com

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC REPORTS FISCAL 2007 THIRD QUARTER RESULTS

HIGHLIGHTS

•

Earnings for the third quarter ended February 28, 2007, were $42.2 million, or $0.10 per diluted share (“per share”). This compares to a reported net loss of $71.6 million, or $0.19 per share, for last year’s third quarter.

•

Third quarter results included a pre-tax gain of $33.9 million ($21.0 million after-tax, or $0.05 per share) on extinguishment of debt. This relates to the Mosaic’s $2 billion refinancing which closed on December 1, 2006.

•	Net sales increased 19% in the third quarter of fiscal 2007 and operating earnings increased to $34.2 million compared to a loss of $44.4 million a year ago.

•

The Phosphates business had an operating loss of $11.1 million in the third quarter, compared to a loss of $19.7 million a year ago. Phosphates had unrealized mark-to-market derivative losses of $1.8 million for the third quarter, compared to losses of $34.6 million a year ago.

•

The Potash business had operating earnings of $67.0 million in the third quarter compared to $16.1 million a year ago as a result of higher sales volumes and selling prices. Potash had unrealized mark-to-market derivative losses of $4.6 million in the third quarter compared to a loss of $22.9 million a year ago.

•	Third quarter results included a foreign currency transaction gain of $17.8 million compared to a transaction loss of $13.8 million in the same quarter a year ago.

•	The effective tax rate for the third quarter of fiscal 2007 was 15.1% compared to a benefit of 27.1% in the same quarter a year ago.

•	Mosaic generated strong cash flow during the third quarter, ending with $460 million in cash and cash equivalents.

PLYMOUTH, MN, April 9, 2007 – The Mosaic Company (NYSE: MOS) announced today net earnings of $42.2 million, or $0.10 per share, for the quarter ended February 28, 2007. These results compare with a reported net loss of $71.6 million, or $0.19 per share, for the same period a year ago. Year-to-date net earnings were $217.1 million, or $0.49 per share, compared with $59.5 million, or $0.14 per share, during last year’s nine-month period.

Net sales in the third quarter of fiscal 2007 were $1.28 billion, an increase of 19% compared with the same period a year ago.

Mosaic’s gross margin for the fiscal 2007 third quarter was $113.1 million, or 8.8% of net sales, compared with $14.0 million, or 1.3% of net sales, a year ago. Third quarter operating earnings were $34.2 million, compared with a loss of $44.4 million for the same period last year. The increase in gross margin and operating earnings were primarily the result of higher selling prices and volumes in Potash, and a decline in unrealized mark-to-market derivative losses to $6.4 million in the third quarter, compared with mark-to-market derivative losses of $57.5 million a year ago.

“We experienced strong Potash sales in the third quarter compared to weak results a year ago and Phosphates sales gained momentum as the quarter closed,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “However, our costs were unacceptably high, especially for Phosphates, and it is an area of great focus for us. Selling prices have increased during the past two months which should result in substantially improved performance during our fourth quarter. We also expect strong cash flow trends to continue during the fourth quarter, further strengthening our balance sheet as we approach fiscal 2008,” Prokopanko added.

Selling, general, and administrative (SG&A) expenses were $77.8 million in the third quarter, compared to $61.8 million for the same period a year ago. This increase was mainly associated with higher incentive and stock-based compensation expenses as well as ERP system and related costs.

Non-cash foreign currency transaction gains totaled $17.8 million for the third quarter compared with a loss of $13.8 million for the same period a year ago. This was mainly the result of the effect of a weaker Canadian dollar on significant U.S. dollar-denominated intercompany receivables held by Mosaic’s Canadian affiliates compared to a stronger Canadian dollar in the same quarter a year ago.

During the third quarter, Mosaic completed a $2 billion refinancing, which resulted in a pre-tax gain from extinguishment of debt of $33.9 million.

Mosaic’s third-quarter effective tax rate was 15.1% compared to 27.1% a year ago. This decline was primarily due to a change in the pre-tax profit mix, the impact from lower losses without a tax benefit, as well as an additional benefit from the effect of the reduction in the Canadian federal corporate tax rate, which was originally recorded in the first quarter.

Mosaic ended the quarter with $459.7 million in cash and cash equivalents. Free cash flow, or cash flow from operations less capital expenditures, was $81.9 million in the third quarter of fiscal 2007, up $234.9 million from the same period last year. Mosaic’s total debt at the end of February 2007 was $2.6 billion, resulting in a debt-to-capital ratio of 41.9%.

Potash

The Potash business segment’s total sales volume of 1.8 million tonnes during the third quarter was 36% higher than last year’s third quarter volumes. Sales volumes to North America increased 44% and volumes to international markets increased by 28%. The average potash selling price, FOB plant, increased to $141 per tonne, or $7 per tonne higher compared to a year ago.

Net sales in the Potash business totaled $342.7 million for the third quarter, an increase of 50% compared with a year ago. The Potash business segment’s gross margin increased to $81.3 million in the third quarter, or 23.7% of net sales, compared with $24.1 million a year ago, or 10.5% of net sales. Operating earnings were $67.0 million during the third quarter compared to $16.1 million for the same period last year. The increase in gross margin and operating earnings was due to mark-to-market effects on derivatives contracts, higher volumes and selling prices and the effect of operating potash mines at reduced production levels last year. The increase was partially offset by costs this quarter to contain the new saturated brine inflow at Mosaic’s Esterhazy potash mines which developed in late 2006. Mosaic’s Potash business had unrealized mark-to-market derivative losses of $4.6 million in the third quarter, compared with losses of $22.9 million in the same period last year.

Phosphates

The Phosphates’ business segment’s fertilizer and feed shipments were 2.1 million tonnes for the third quarter, down 2% compared with year ago levels. North American sales volumes increased by 65%, but were offset by a 24% decline to international markets. The average third quarter diammonium phosphate (DAP) price, FOB plant, was $246 tonne, which was unchanged from a year ago.

Phosphates’ net sales were $690.7 million for the third quarter, a decline of 1% compared to a year ago. The sales decline resulted from the lower sales volumes at the beginning of the quarter, partially offset by higher PhosChem sales for non-Mosaic members. Phosphates’ third quarter gross margin was $19.7 million, or 2.9% of net sales, compared with a loss of $0.7 million, or a negative 0.1% of net sales, for the same period a year ago. Phosphates’ operating loss was $11.1 million in the third quarter compared with a loss of $19.7 million for the same period a year ago. The improvement in gross margin resulted from unrealized mark-to-market effects in derivatives and lower costs for ammonia and sulfur, which were partially offset by higher mining and concentrates production costs. Phosphates had unrealized mark-to-market losses of $1.8 million for the third quarter of fiscal 2007, compared with losses of $34.6 million for the third quarter of fiscal 2006.

Offshore

Offshore’s net sales were $242.9 million, an increase of 31% in the third quarter compared with a year ago, mainly as a result of an increase in sales volumes and selling prices in Brazil and Thailand. For the third quarter, gross margin increased to $11.3 million, or 4.7% of net sales, compared to $2.3 million, or 1.2% of net sales, for the same period in fiscal 2006. The increase in gross margin is primarily due to improvements in Brazil, Thailand and Argentina.

Nitrogen

Mosaic’s Nitrogen business segment’s third quarter operating earnings were $4.2 million compared to $1.2 million during the same period a year ago. This was mainly due to higher nitrogen selling prices.

Equity Earnings

Total equity earnings in non-consolidated subsidiaries were $5.5 million for the quarter, an increase of $3.5 million compared to equity earnings for the same period a year ago. These results included Mosaic’s equity earnings in Fosfertil, which were $4.0 million for the third quarter compared to $3.2 million last year. Mosaic’s equity earnings in Saskferco were $0.7 million for the third quarter compared with a loss of $2.2 million a year ago.

Year-to-Date

For the nine months ended February 28, 2007, net sales were $4.1 billion, an increase of 3% compared with last year. Year-to-date operating earnings were $256.5 million compared with $286.9 million for the same period a year ago. In the fiscal 2007 period, unrealized non-cash mark-to-market derivative losses of $5.0 million were recognized, compared with losses of $3.6 million in the first nine months of last year. Year-to-date SG&A expenses were $213.9 million compared with $186.7 million for the same period in fiscal 2006. Foreign currency transaction gains totaled $44.9 million for the first nine months of fiscal 2007, compared to a loss of $66.5 million for the same period a year ago.

Observations and Outlook

Global demand for phosphate fertilizer is expected to increase by 4% to 5% in calendar year 2007. This is due to demand growth from countries that have been the traditional drivers for food production, such as India and Brazil. Strong growth in the biofuels industry, such as the U.S. ethanol market, is increasing demand for grain and fertilizer. Demand is also stronger due to a rebuilding of low stocks in the distribution pipeline, particularly in North America. The U.S. Department of Agriculture recently reported that corn plantings are expected to increase 15% to 90.5 million acres in 2007, which should result in higher fertilizer demand. In addition, high grain prices and good farm economics are expected to result in an increase in fertilizer application rates on a per acre basis during 2007.

Strong agricultural fundamentals and industry demand have resulted in escalating phosphate prices. Recent price increases will be reflected in Mosaic’s revenues beginning in the fourth quarter.

“We currently have about a two to three month lag in realizing increases in reported market prices for phosphates, and we expect significantly higher prices and margins in our fourth quarter and into fiscal 2008. Shipments are strong for both Phosphates and Potash as the North American spring season is off to a good start and export demand remains strong,” said Jim Prokopanko. “We are also pleased with the progress made to sharply reduce the saturated brine inflow at Esterhazy to within historical levels over the last three months, although we will incur significant additional costs associated with the inflow in the fourth quarter. In addition, our expansion at Esterhazy has been very successful and is expected to exceed our initial projections,” Prokopanko added.

For Phosphates, fiscal 2007 sales volumes are anticipated to be between 9.0 to 9.3 million tonnes and Potash sales volumes are anticipated to be between 7.7 and 8.1 million tonnes.

Mosaic anticipates capital spending ranging between $270 and $290 million during fiscal 2007 compared with $390 million in fiscal 2006.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, April 10, 2007 at 11:00 am EDT to discuss third quarter earnings results. A webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; realization of management’s expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business; management’s estimates of the current volumes of brine inflows at the Company’s Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, management’s expectations regarding the potential efficacy of remedial measures to control the brine inflows, and the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statements of Operations

(in millions, except per share amounts)

The Mosaic Company	(unaudited)
	Three months ended February 28		Nine months ended February 28
	2007	2006	2007	2006
Net sales	$1,278.7	$1,073.2	$4,089.3	$3,974.3
Cost of goods sold	1,165.6	1,059.2	3,619.4	3,503.1

Gross margin	113.1	14.0	469.9	471.2

Selling, general and administrative expenses	77.8	61.8	213.9	186.7
Restructuring and other charges (income)	—	—	(0.4)	—
Other operating (income) expense	1.1	(3.4)	(0.1)	(2.4)

Operating earnings (loss)	34.2	(44.4)	256.5	286.9

Interest expense	49.6	44.2	134.6	125.4
Foreign currency transaction (gain) loss	(17.8)	13.8	(44.9)	66.5
Gain on extinguishment of debt	(33.9)	—	(33.9)
Other income	(7.4)	(1.7)	(32.6)	(6.4)

Earnings (loss) from consolidated companies before income taxes	43.7	(100.7)	233.3	101.4
Provision (benefit) for income taxes	6.6	(27.2)	38.1	66.5

Earnings (loss) from consolidated companies	37.1	(73.5)	195.2	34.9
Equity in net earnings of non-consolidated companies	5.5	2.0	24.8	29.0
Minority interests in net earnings of consolidated companies	(0.4)	(0.1)	(2.9)	(4.4)

Net earnings (loss)	$42.2	$(71.6)	$217.1	$59.5

Diluted net earnings (loss) per share	$0.10	$(0.19)	$0.49	$0.14

Diluted weighted average number of shares outstanding	440.9	383.6	439.2	436.1

The Mosaic Company	Consolidated Financial Highlights (dollars in millions) (unaudited)
	Three months ended February 28		Favorable/ (Unfavorable)		Nine months ended February 28		Favorable/ (Unfavorable)
	2007	2006	Amount	%	2007	2006	Amount	%
Net sales:
Phosphates	$690.7	$699.3	$(8.6)	(1)%	$2,244.2	$2,291.7	$(47.5)	(2)%
Potash	342.7	228.6	114.1	50%	984.9	827.6	157.3	19%
Nitrogen	48.9	31.7	17.2	54%	95.8	91.2	4.6	5%
Offshore	242.9	186.1	56.8	31%	1,046.7	1,002.1	44.6	4%
Corporate/Other (a)	(46.5)	(72.5)	26.0	(36)%	(282.3)	(238.3)	(44.0)	(18)%

	$1,278.7	$1,073.2	$205.5	19%	$4,089.3	$3,974.3	$115.0	3%

Gross margin:
Phosphates	$19.7	$(0.7)	$20.4	nm	$164.8	$207.8	$(43.0)	(21)%
Potash	81.3	24.1	57.2	237%	239.1	251.5	(12.4)	(5)%
Nitrogen	5.8	2.7	3.1	115%	12.9	10.1	2.8	28%
Offshore	11.3	2.3	9.0	391%	48.4	29.2	19.2	66%
Corporate/Other (a)	(5.0)	(14.4)	9.4	(65)%	4.7	(27.4)	32.1	117%

	$113.1	$14.0	$99.1	708%	$469.9	$471.2	$(1.3)	(0)%

Operating earnings (loss):
Phosphates	$(11.1)	$(19.7)	$8.6	(44)%	$76.9	$128.3	$(51.4)	(40)%
Potash	67.0	16.1	50.9	316%	206.0	226.0	(20.0)	(9)%
Nitrogen	4.2	1.2	3.0	250%	7.0	6.5	0.5	8%
Offshore	(9.2)	(17.2)	8.0	(47)%	(8.3)	(31.1)	22.8	73%
Corporate/Other (a)	(16.7)	(24.8)	8.1	(33)%	(25.1)	(42.8)	17.7	41%

	$34.2	$(44.4)	$78.6	(177)%	$256.5	$286.9	$(30.4)	(11)%

(a)	Includes elimination of intercompany sales.

The Mosaic Company	Key Statistics (unaudited)
	Three months ended February 28		Favorable/ (Unfavorable)		Nine months ended February 28		Favorable/ (Unfavorable)
	2007	2006	Amount	%	2007	2006	Amount	%
Sales volumes
(000 metric tonnes) (a):

Phosphates (b)	2,074	2,115	(41)	(2)%	6,653	7,427	(774)	(10)%
Potash (c)	1,786	1,311	475	36%	5,445	4,778	667	14%

Average price per metric tonne:

DAP (d)	$246	$246	$—	0%	$246	$244	$2	1%

Potash (d)	141	134	7	5%	138	140	(2)	(1)%

Ammonia (e)	345	386	(41)	(11)%	317	339	(22)	(6)%

Sulfur (long ton) (e)	62	78	(16)	(21)%	67	73	(6)	(8)%

Exchange rate at quarter-end of the Canadian Dollar	$1.171	$1.149

(a)	Sales volumes include tonnes sold captively.
(b)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for non-Mosaic members.
(c)	Potash volumes exclude tonnes mined under a long-term third party tolling arrangement
(d)	FOB plant/mine.
(e)	Delivered Tampa

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings:

EBITDA Calculation
	Three months ended February 28		Nine months ended February 28
	2007	2006	2007	2006
	(dollars in millions)		(dollars in millions)
Net earnings (loss)	$42.2	$(71.6)	$217.1	$59.5
Interest expense, exclusive of amortization*	50.0	52.7	157.7	155.2
Income taxes	6.6	(27.2)	38.1	66.5
Depreciation, depletion & amortization	81.4	80.7	235.5	239.4
Amortization of debt refinancing and issuance costs	1.0	3.5	3.0	5.9
Amortization of fair market value adjustment of debt	(1.4)	(12.0)	(26.1)	(35.7)
Amortization of mark-to-market contracts	(3.9)	(4.1)	(12.1)	(13.1)

EBITDA	$175.9	$22.0	$613.2	$477.7

*	Interest expense in this table is exclusive of amortization of debt refinancing and issuance costs and amortization of fair market value adjustment of debt.

The Company has presented above EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic’s management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

The Mosaic Company	(unaudited)

The following table summarizes the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation
	February 28 2007	May 31 2006
	(dollars in billions)	(dollars in billions)
Numerator
Total debt	$2.6	$2.6

Denominator
Book value of equity	$3.6	$3.5
Total debt	2.6	2.6

Capitalization	$6.2	$6.1

Total debt to total capitalization	41.9%	42.6%